Exhibit 99.2

Voting instruction form

for the

Annual General Meeting of Shareholders of Unilever N.V., to be held on Thursday 15 May 2008 at 10.30am in the Rotterdam Hall of the Beurs-World Trade Center, Beursplein 37 in Rotterdam.

Dear shareholder,

We are sending you this voting instruction form (‘form’) because you are a holder of registered shares (‘Shares’) that are registered in the shareholders’ register of Unilever N.V. which is kept in Amsterdam.

This form enables you to give Proxy to N.V. Algemeen Nederlands Trustkantoor ANT (‘ANT’) to vote at the Annual General Meeting of Shareholders of Unilever N.V. on the proposed resolutions in accordance with your instruction (‘Voting instruction’).

Please note that the following terms and conditions apply:

1	The Board of Directors has determined that persons entitled to participate in and vote at the Annual General Meeting of Shareholders on 15 May 2008 in person or by Proxy shall be those persons who, after all changes have been processed, should be registered in the shareholders’ register of Unilever N.V. on Thursday 24 April 2008 after closing of the books (the ‘Record date’).

2	If your Voting instruction for a proposal is to be taken into account, this form must have been duly signed, filled in and received by N.V. Algemeen Nederlands Trustkantoor ANT, P.O. Box 11063, 1001 GB, Amsterdam, the Netherlands, at the latest on Thursday 8 May 2008 before 5.00pm.

3	A Voting instruction that is not given or is not given timely or not given correctly will be regarded as invalid.

4	The Voting instruction relates to all Shares that you hold on the Record Date. If you wish to attend the Annual General Meeting of Shareholders of Unilever N.V. in person or via a Proxy (other than the one mentioned on this form), you should notify this in accordance with the instructions for attendance that are included in the Notice of Meeting. This notification should have been received by ANT at the latest on Thursday 8 May 2008 before 5.00pm. After receipt of the notification ANT will send you an admission ticket. If you have completed and sent in the form but then decide to attend the Annual General Meeting of Shareholders in person after all, your form will be deemed to be invalid.

5	By signing this form, you confirm that you are in possession of the voting rights attaching to the Shares as at the Record Date.

6	On this form agenda items may be included in an abridged version.

7	A Voting instruction is given with the right of substitution and is governed by the law of the Netherlands.

8	If you have any questions about this form, you can contact ANT via telephone number 00 31 20 5222 555 or via e-mail registers@ant-trust.nl.

Voting instruction form

For the Annual General Meeting of Shareholders of Unilever N.V. to be held on Thursday 15 May 2008 at 10.30am in the Rotterdam Hall of the Beurs-World Trade Center, Beursplein 37 in Rotterdam, the Netherlands.

Please indicate your Voting instruction by placing an ‘X’ in the appropriate numbered box in dark blue or black ink only.

I hereby give Proxy and instruct N.V. Algemeen Nederlands Trustkantoor ANT to vote as I have indicated below. By signing this form I confirm acceptance of the terms and conditions as set out on the front page of this form.

Vote
		For	Against	withheld

1	Consideration of the Annual Report for the 2007 financial year.*

2	To adopt the Annual Accounts and appropriation of the profit for the 2007 financial year.

3	To discharge the Executive Directors in office in the 2007 financial year for the fulfilment of their task.

4	To discharge the Non-Executive Directors in office in the 2007 financial year for the fulfilment of their task.

5	To re-appoint Mr P J Cescau as an Executive Director.

6	To appoint Mr J A Lawrence as an Executive Director.

7	To increase GSIP award and bonus limits for Mr J A Lawrence.

8	To re-appoint Professor G Berger as a Non-Executive Director.

9	To re-appoint The Rt Hon The Lord Brittan of Spennithorne QC, DL as a Non-Executive Director.

10	To re-appoint Professor W Dik as a Non-Executive Director.

11	To re-appoint Mr C E Golden as a Non-Executive Director.

12	To re-appoint Dr B E Grote as a Non-Executive Director.
Vote
		For	Against	withheld

13	To re-appoint Mr N Murthy as a Non-Executive Director.

14	To re-appoint Ms H Nyasulu as a Non-Executive Director.

15	To re-appoint The Lord Simon of Highbury CBE as a Non-Executive Director.

16	To re-appoint Mr K J Storm as a Non-Executive Director.

17	To re-appoint Mr M Treschow as a Non-Executive Director.

18	To re-appoint Mr J van der Veer as a Non-Executive Director.

19	To appoint PricewaterhouseCoopers Accountants N.V. as auditors of the Company.

20	To approve the proposal to change the reporting language.

21	To designate the Board of Directors as the company body authorised to issue shares in the Company.

22	To authorise the Board of Directors to purchase shares and depositary receipts in the Company.

23	To approve the proposal to reduce the capital through cancellation of shares.

24	Questions and close of the meeting.*

* Non-voting item

	Page number shareholders’ register	#:
After completing and signing this voting instruction form, please return it in the enclosed envelope.

If you have not received a pre-printed envelope, please return this form in an envelope to the following address:	Surname and initial(s) in capital letters

N.V. Algemeen Nederlands Trustkantoor ANT
Proxy Voting P.O. Box 11063 1001 GB Amsterdam The Netherlands	Signature(s)	Date